Exhibit 10.43

POST-TERMINATION ENDORSEMENT NO. 1
to the
QUOTA SHARE REINSURANCE CONTRACT
Dated April 1, 2011
(hereinafter referred to as the “Contract”)
between

AMTRUST EUROPE LIMITED (“AEL”)
Nottingham, England

and

AMTRUST INTERNATIONAL UNDERWRITERS DAC (“AIU”)
Eire
(hereinafter referred to collectively as the “Company”)

and

MAIDEN REINSURANCE LTD.
Hamilton, Bermuda
(hereinafter referred to as the “Reinsurer”)

WHEREAS, Reinsurer intends to discontinue as a Bermuda company and to re-domicile in the State of Vermont in the United States (the “Re-Domestication”); and
WHEREAS, the Reinsurer and the Company, desire to ensure that the security provided under the Contract has the same effect on AEL and AIU’s solvency ratios after completion of the Re-Domestication, subject to Reinsurer’s simultaneous execution of this Post-Termination Endorsement No. 1 and the related Post-Termination Endorsement No. 2 to the U.S. Quota Share, a copy of which is attached as Exhibit A.

NOW, THEREFORE, the Parties agree to amend the Contract effective as of 12:01 a.m., Greenwich Mean Time, on the effective date of the Re-Domestication:

1.	The section of this Contract entitled “Security” shall be deleted and the following substituted therefor:

“Reinsurer acknowledges that, as of the date hereof, Bermuda is a Solvency II equivalent jurisdiction and Vermont is not and, as a result, the Solvency Capital Requirement (“SCR”) for each of AEL and AIU will be higher for AEL and AIU as a result of the Re-Domestication. Therefore, Reinsurer will post security for each of AEL and AIU equal to the greater of:

(a)	120% of the Exposure; and

(b)
The amount of security required to offset the increase in the SCR that results from the changes in the SCR which arise out of the Re-Domestication as compared to the SCR calculation if the Reinsurer had remained domesticated in a Solvency II equivalent jurisdiction with a solvency ratio above 100% and provided collateral equivalent to 100% of the Exposure.

Where “Exposure” is defined of the sum of the;

(i)	ceded unearned premium; plus

(ii)	ceded outstanding losses including IBNR, calculated by the Company at the best estimate level; plus

(iii)	balance of the ceded claims paid by the Company but not recovered from the Reinsurer; less

(iv)	ceded premium received by the Company and not yet passed onto the Reinsurer; plus

(v)	over-riding commission due from the Reinsurer to the Company on ceded unearned premium or ceded premium received by the Company and not yet passed onto the Reinsurer.

Upon the effective date of the Re-Domestication, the security required by this section shall be funded by Reinsurer in a form acceptable to the Company reasonably promptly (but in any event within five business days) based on the ceded unearned premium and outstanding losses including IBNR and SCR calculations reported by the Company to the Reinsurer in substantially the same format as the Quarterly Reports described below.

The security shall be adjusted quarterly and based on the ceded unearned premium and outstanding losses including IBNR and SCR calculations reported by the Company to the Reinsurer.

Quarterly, the Company shall provide the following written reports to the Reinsurer (the “Quarterly Reports”):

i) within 14 days of the end of each calendar quarter, the amount of security required under item (a) above (i.e. 120% of Exposure) (the “Exposure Report”), and;

ii) within 45 days of the end of each calendar quarter, the amount of additional security, if any, required under item (b) above (i.e the SCR Exposure) (the “SCR Report”).

The SCR Report shall include a comparison, as of the end of the subject quarter, of each Company’s SCR based on the credit each Company receives for its cession to Reinsurer as a Vermont company and the credit each Company would have received had Reinsurer remained domiciled in a Solvency II equivalent jurisdiction in a format to be proposed by the Company, subject to Reinsurer’s consent, which shall not be unreasonably withheld.

In the event that the amount of aggregate security required as set forth in the Exposure Report exceeds the amount of security then posted by the Reinsurer for either AEL or AIU or both (a “Deficiency”), the Reinsurer, as soon as practicable (but always within 14 days of the Quarterly Report), shall post such additional security in a form acceptable to the Company as necessary to eliminate the Deficiency.

In the event that the amount of security required as set forth in the SCR Report exceeds the amount of security then posted by the Reinsurer for either AEL or AIU or both (a “Deficiency”), the Reinsurer, as soon as practicable (but always within 14 days of the Quarterly Report), shall post such additional security in a form acceptable to the Company as necessary to eliminate the Deficiency.

In the event that the security required as set forth in the Quarterly Reports is less than the amount of security then posted for either AEL or AIU or both (“Excess Security”), AEL or AIU or each of them, as the case may be, shall, as soon as practicable (but always within 14 days of the SCR Report), return such Excess Security to the Reinsurer; provided that the Company may reallocate Excess Security posted for AEL or AIU to the other to the extent required to eliminate a Deficiency.

In the event that the Reinsurer disputes the amount of security required as set forth in either Quarterly Report, the Reinsurer shall post security in accordance with the relevant Quarterly Report and the Company shall seek to resolve the dispute with the Reinsurer in good faith.

2	Solvency II Equivalence

i)	In the event that as of the end of any calendar quarter after the date of the Endorsement the Reinsurer;

(a)
is situated in a country whose solvency regime is deemed equivalent to that laid down in Directive 2009/138/EC in accordance with Article 172 or, with respect to AEL, the post-Brexit solvency regime as applicable to AEL; and

(b)
complies with the solvency requirements of that country, which for the purposes of this Endorsement shall mean an risk-based capital ratio of 300% of the Reinsurer’s Authorized Control Level or as otherwise defined in the EC Delegated Decision between the EC and the subject country or, with respect to AEL, as defined in the applicable post-Brexit equivalent to the EC Delegated Decision;

the requirement that the Reinsurer post security for each of AEL and AIU equal to 120% of the Exposure shall be reduced to 110% of the Exposure for the following calendar quarter.

(i)	In the event that as of the end of any calendar quarter after the date of the Endorsement the Reinsurer;

(a)
is situated in a country whose solvency regime is deemed equivalent to that laid down in Directive 2009/138/EC in accordance with Article 172 or, with respect to AEL, the post-Brexit solvency regime as applicable to AEL; BUT

(b)	does not comply with the solvency requirements of that country; OR the Reinsurer shall post security for each of AEL and AIU equal to the greater of (i) 120% of the Exposure and (ii) such additional security as is required to eliminate the impact of the Reinsurer’s failure to comply with applicable solvency requirements on the Company’s SCR, notwithstanding that Reinsurer is situated in a country whose solvency regime is deemed equivalent to that laid down in Directive 2009/138/EC in accordance with Article 172 or, with respect to AEL, the post-Brexit solvency regime as applicable to AEL.

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officer, have executed this POST-TERMINATION ENDORSEMENT NO. 1 as of the dates set forth below:

AMTRUST EUROPE LIMITED                MAIDEN REINSURANCE LTD.

By:___________________________                By:_________________________

Dated:_________________________            Dated:_______________________

AMTRUST INTERNATIONAL UNDERWRITERS DAC

By:___________________________

Dated:_________________________